As filed with the Securities and Exchange Commission on May 24, 2010.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
INDEPENDENT BANK CORP.
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2870273 (I.R.S. Employer Identification No.)
Office Address: 2036 Washington Street, Hanover, Massachusetts 02339
Mailing Address: 288 Union Street, Rockland, Massachusetts 02370
(Address of Principal Executive Offices and Zip code)
Independent Bank Corp. 2010 Non-Employee Director Stock Plan
(Full Title of the Plan)
Edward H. Seksay
General Counsel
Independent Bank Corp.
288 Union Street
Rockland, Massachusetts 02370
(Name, address and telephone number, including area code, of agent for service)
Copy to:
James A. McDaniel, Esq.
Choate, Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
(781) 878-6100
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered (1)	share (2)	price (2)	registration fee
Common Stock, par value $0.01 per share (3)	300,000	$25.42	$7,626,000	$543.73

(1)	Plus such additional number of shares as may be required pursuant to the plan set forth above in the event of a stock dividend, split-up of shares, recapitalization or other similar change in the Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h), on the basis of the average of the high and low prices of the Common Stock, as reported on the NASDAQ Stock Market on May 19, 2010.

(3)	There are also registered hereunder the Preferred Stock Purchase Rights issued and attached to the Common Stock pursuant to the Renewal Rights Agreement dated as of September 14, 2000 between Independent Bank Corp. and Rockland Trust Company, as rights agent.

EXPLANATORY NOTE
     This Registration Statement has been prepared in accordance with the requirements of Form S-8, as amended, and relates to 300,000 shares of Common Stock, $0.01 par value per share, of Independent Bank Corp. (the “Company”), which represent shares issuable under the Company’s 2010 Non-Employee Director Stock Plan (the “2010 Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information required in Part I of this registration statement on Form S-8 (the “Registration Statement”) will be sent or given to participants in the 2010 Plan, in accordance with Rule 428 under the Securities Act of 1933, as amended (hereinafter, the “Securities Act”), and the “Note” to Part I of Form S-8. Such documents and the documents incorporated by reference herein pursuant to Item 3 Part II hereof, taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Accordingly, the information is not being filed as part of this Registration Statement pursuant to the “Note” to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:
a.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 10, 2010;

b.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed on May 7, 2010;

c.	The Company’s Current Reports on Form 8-K filed on January 25, 2010, February 24, 2010, March 3, 2010, March 18, 2010, April 19, 2010 and May 24, 2010; and

d.	The description of the Company’s Common Stock included in its registration statement on Form 8-A filed with the Commission on January 21, 1986 and the description of the Company’s Renewal Rights Agreement dated as of September 14, 2000, as set forth on its Form 8-A dated September 23, 2000, including all amendments and reports amending such descriptions.
     In addition, all documents filed by the Company after the initial filing date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the filing of a post-effective amendment that indicates that all shares registered hereunder have been sold or which deregisters all shares then remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     You should rely only on information contained or incorporated by reference in this Registration Statement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting Edward H. Seksay, General Counsel, at 288 Union Street, Rockland, Massachusetts 02370, Telephone: (781) 982-6158.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Officers and Directors
     The Company is a Massachusetts corporation. Massachusetts General Laws Chapter 156D, Part 8, Subdivision E, provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and individuals serving with respect to any employee benefit plan, and must, in certain cases, indemnify a director or officer for his reasonable costs if he is wholly successful in his defense in a proceeding to which he was a party because he was a director or officer of the corporation. In certain circumstances, a court may order a corporation to indemnify its officers or directors or advance their expenses. Chapter 156D, Section 8.58 allows a corporation to limit or expand its obligation to indemnify its directors, officers, employees and agents in the corporation’s articles of organization, bylaws, or a resolution or contract adopted by its board of directors or shareholders.
     Both Chapter 156D, Section 8.57 and the Company’s Articles of Organization provide that the corporation may purchase and maintain insurance against liability incurred by an officer or director in his capacity as officer or director or while serving at the Company’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, or arising out of his status as such. The Company currently maintains directors’ and officers’ liability insurance, which insures the officers and directors of the Company from any claim arising out of an alleged wrongful act by such person in their respective capacities as officers and directors of the Company.
     Under the Company’s Articles of Organization and its Bylaws, the Company may not indemnify a director or officer unless ordered to do so by a court if his or her conduct: (a) was a breach of the director’s or officer’s duty of loyalty to the Company or its shareholders, (b) was not in good faith or involved intentional misconduct or a knowing violation of law, (c) resulted in an improper distribution under Section 6.40 of Chapter 156D of the Massachusetts General Laws, (d) was conduct from which the director or officer derived an improper personal benefit, or (e) if the conduct was with respect to an employee benefit plan, was at least not opposed to the best interests of the Company, for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan.
     In order for a director or officer of the Company to be indemnified, it must be established that (i)(A) such director or officer conducted himself or herself in good faith; (B) he or she reasonably believed that his or her conduct was in the best interests of the Company or that his or her conduct was at least not opposed to the best interests of the Company; and (C) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or (ii) such director or officer engaged in conduct for which he or she shall be held harmless under the other provisions of the Articles of Organization.
     The determination of whether the relevant standard of conduct has been met shall be made: (a) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (b) by special legal counsel selected by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (c) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or (d) by the shareholders (but shares owned by or voted under the control of a disinterested director may not be voted on the determination).
     The Company is not obligated under its Articles of Organization to indemnify or advance expenses to a director or officer of a predecessor of the Company, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided.
     The Company’s Articles of Organization provide that no amendment or repeal of the indemnification provision of its Bylaws or of the relevant provisions of Chapter 156D shall affect or diminish the rights of any indemnified person to indemnification with respect to any action or proceeding arising out of or relating to any actions occurring prior to the final adoption of the amendment or repeal. The Company’s Articles of Organization provide that no amendment or repeal of the provision limiting the liability of directors shall adversely affect the rights and protections afforded to directors of the Company for acts or omissions occurring prior to the amendment or repeal. The Articles of Organization also provide that if the Massachusetts Business Corporation Act is subsequently amended to increase the scope of permitted indemnification, indemnification under the Articles of Organization shall be provided to the full extent permitted or required by the amendment.
     In addition to the indemnification provided for in its Bylaws, the Company provides indemnification rights in employment agreements it has entered into with certain of its executive officers. The Company maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Company for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the Company.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
4.1	Form of Common Stock Certificate (filed as Exhibit 4.1 to our annual report on Form 10-K for the fiscal year ended December 31, 1992). †

4.2	Form of Rights Certificate (filed as Exhibit B to Exhibit 1 to our Registration Statement on Form 8-A, filed with the Commission on October 23, 2000). †

4.3	Restated Articles of Organization of Independent Bank Corp. (filed as Exhibit 99.4 to our Current Report on Form 8-K filed with the Commission on May 24, 2010). †

4.4	Amended and Restated By-laws of Independent Bank Corp. (filed as Exhibit 99.5 to our Current Report on Form 8-K filed with the Commission on May 24, 2010). †

5.1	Opinion of Choate, Hall & Stewart LLP as to the legality of the shares being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).

99.1	Independent Bank Corp. 2010 Non-Employee Director Stock Plan (filed as Exhibit 99.1 to our Current Report on Form 8-K filed with the Commission on May 24, 2010). †

†	Previously filed and incorporated by reference.
Item 9. Undertakings
(a)	The Company hereby undertakes:
(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, Independent Bank Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hanover, The Commonwealth of Massachusetts, on May 24, 2010.

INDEPENDENT BANK CORP.
By:	/s/ Edward H. Seksay
Edward H. Seksay
General Counsel

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Edward H. Seksay his or her true and lawful attorney-in-fact and agent with respect to the execution and filing of a Securities and Exchange Commission Form S-8 Registration Statement for the Independent Bank Corp. 2010 Non-Employee Director Stock Plan with full powers of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed as of May 24, 2010 by the following persons in the capacities indicated.

Signature	Title

/s/ Christopher Oddleifson Christopher Oddleifson	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Denis K. Sheahan Denis K. Sheahan	Chief Financial Officer (Principal Financial Officer)

/s/ Barry H. Jensen Barry H. Jensen	Senior Vice President, Controller and Principal Accounting Officer (Principal Accounting Officer)

/s/ Donna L. Abelli Donna L. Abelli	Director

/s/ Richard S. Anderson Richard S. Anderson	Director

/s/ William P. Bissonnette William P. Bissonnette	Director

/s/ Benjamin A. Gilmore, II Benjamin A. Gilmore, II	Director

/s/ Kevin J. Jones Kevin J. Jones	Director

/s/ Eileen C. Miskell Eileen C. Miskell	Director

/s/ Daniel F. O’Brien Daniel F. O’Brien	Director

/s/ Carl Ribeiro Carl Ribeiro	Director

/s/ Richard Sgarzi Richard Sgarzi	Director

Signature	Title

/s/ John H. Spurr, Jr. John H. Spurr, Jr.	Director

/s/ Robert D. Sullivan Robert D. Sullivan	Director

/s/ Brian S. Tedeschi Brian S. Tedeschi	Director

/s/ Thomas J. Teuten	Director
Thomas J. Teuten

/s/ Thomas R. Venables Thomas R. Venables	Director

INDEX TO EXHIBITS
The following is an index of all exhibits filed as part of this Registration Statement.
Exhibit Number
4.1	Form of Common Stock Certificate (filed as Exhibit 4.1 to our annual report on Form 10-K for the fiscal year ended December 31, 1992). †

4.2	Form of Rights Certificate (filed as Exhibit B to Exhibit 1 to our Registration Statement on Form 8-A, filed with the Commission on October 23, 2000). †

4.3	Restated Articles of Organization of Independent Bank Corp. (filed as Exhibit 99.4 to our Current Reports on Form 8-K filed with the Commission on May 24, 2010). †

4.4	Amended and Restated By-laws of Independent Bank Corp. (filed as Exhibit 99.5 to our Current Reports on Form 8-K filed with the Commission on May 24, 2010). †

5.1	Opinion of Choate, Hall & Stewart LLP as to the legality of the shares being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).

99.1	Independent Bank Corp. 2010 Non-Employee Director Stock Plan (filed as Exhibit 99.1 to our Current Report on Form 8-K filed with the Commission on May 24, 2010). †

†	Previously filed and incorporated by reference.